SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 25, 2007
ASTA FUNDING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26906	22-3388607

(State Or Other	(Commission	(IRS Employer
Jurisdiction Of	File Number)	Identification No.)
Incorporation)

210 Sylvan Avenue
Englewood Cliffs, New Jersey		07632

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (201) 567-5648
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.
     On January 25, 2007, Asta Funding, Inc., (the “Company”) entered into an employment agreement (an “Employment Agreement”) with each of Gary Stern, the Company’s President and Chief Executive Officer, Arthur Stern, the Company’s Executive Vice President and Mitchell Cohen, the Company’s Chief Financial Officer (each, an “Executive”). Each of Gary Stern’s and Mitchell Cohen’s Employment Agreements expire on December 31, 2009, and Arthur Stern’s Employment Agreement expires on December 31, 2007, provided, however, that the parties are required to provide ninety days’ prior written notice if they do not intend to seek an extension or renewal of the Employment Agreement.
The following is a summary of the material terms the Employment Agreements with each of the Executives:
     The Executive shall receive a base annual salary and an annual bonus to be determined at the discretion of the Compensation Committee Board of Directors. The Executive’s base salary for fiscal year 2007 was set by the Compensation Committee on December 19, 2006 and disclosed in a Current Report on Form 8-K. If the Executive’s employment is terminated as of the termination date of the Employment Agreement, the Executive shall still be entitled to receive a bonus payment for the bonus earned during the Executive’s last year of employment.
     The Executive is eligible to receive stock option grants or restricted stock grants in amounts to be determined by the Compensation Committee of the Board of Directors. The Executive may also participate in all of the Company’s employee benefit plans and programs generally available to other employees. The Company shall also provide the Executive with life insurance in an amount to be set by the Company and has agreed to explore the possibility of providing the Executive with personal disability insurance.
     If the Executive’s employment is terminated for “disability” or “Without Cause” by the Company (as such terms are defined in the Employment Agreement), subject to the execution of a general release agreement by the Executive in favor of the Company, the Executive shall continue to receive his base salary for 12 months following the effective date of termination plus maintain insurance benefits for that period, provided that the Company’s payment obligation shall be reduced by any disability payments received by the Executive. Upon termination Without Cause, the Executive will not be eligible to participate in the Company’s benefit plans and programs as of the last day of his employment by the Company; provided, however that he will not be precluded from exercising his rights, if any, under COBRA or with respect to grants made under the Company’s 1995 Stock Option Plan, the 2002 Plan, or the Equity Compensation Plan, pursuant to the terms of such plans and the applicable grant agreements thereunder. The Company must provide the Executive either ninety days’ prior written notice of such termination or an amount equal to ninety days of his base salary in lieu of such notice of termination.
     If the Executive’s employment with the Company is terminated for any reason within 180 days following a “change of control” of the Company, the Company is required to pay:
•	a lump sum amount in cash equal to two (2) times the sum of the Executive’s base salary in effect on the date of termination and the highest annual bonus earned by the Executive during his employment with the Company,

•	any unpaid reimbursable expenses outstanding,

•	compensation for any unused accrued vacation, as of the date of termination, and

•	continue to provide the Executive with the benefits and perquisites as provided in the Employment Agreement for two years from the date of termination.
The term “change in control” has the same meaning assigned such term under the terms of the Company’s 2002 Stock Option Plan. If the executive is terminated by the Company “Without Cause” prior to the date of a change in control, but the executive reasonably demonstrates that the termination (A) was at the request of a third party who indicated an intention or taken steps reasonably calculated to effect a change in control or (B) otherwise arose in connection with, or in anticipation of, a change in control which has been threatened or proposed, such termination shall be deemed to have occurred after such change in control occurs.
     The Executives are subject to standard non-compete and confidentiality provisions contained in the Employment Agreements.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Employment Agreement between Asta Funding, Inc. and Arthur Stern, dated January 25, 2007.

Exhibit 10.2	Employment Agreement between Asta Funding, Inc. and Gary Stern, dated January 25, 2007.

Exhibit 10.3	Employment Agreement between Asta Funding, Inc. and Mitchell Cohen, dated January 25, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTA FUNDING, INC.
By:	/s/ Mitchell Cohen
Mitchell Cohen
Chief Financial Officer

Date: January 31, 2007

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 10.1	Employment Agreement between Asta Funding, Inc. and Arthur Stern, dated January 25, 2007.

Exhibit 10.2	Employment Agreement between Asta Funding, Inc. and Gary Stern, dated January 25, 2007.

Exhibit 10.3	Employment Agreement between Asta Funding, Inc. and Mitchell Cohen, dated January 25, 2007.